CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Columbia Funds Series Trust II of our reports dated March 25, 2025, relating to the financial statements and financial highlights of the funds indicated in Appendix A, which appear in Columbia Funds Series Trust II’s Certified Shareholder Reports on Form N-CSR for the year ended January 31, 2025. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Organization and Management of Wholly-Owned Subsidiaries” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Minneapolis, Minnesota

May 22, 2025

Appendix A

Fund Name

Columbia Income Builder Fund

Columbia Capital Allocation Conservative Portfolio

Columbia Capital Allocation Moderate Portfolio

Columbia Capital Allocation Aggressive Portfolio